PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated December 22, 2006	Registration No. 333-139448
and Prospectus dated December 21, 2006)
KfW, Frankfurt/Main, Federal Republic of Germany
USD 25,000,000 Floating Rate Callable Notes Due February 22, 2022
CUSIP: 48245AAV3
ISIN: US48245AAV35
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

		Discounts and	Proceeds,
	Price to Public(1)	Commissions	before expenses to KfW
Per Note	100%	—	100%
Total	U.S.$25,000,000	—	U.S.$25,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealer named below expects to deliver the notes to investors on or about February 22, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

LEHMAN BROTHERS
FEBRUARY 9, 2007

ABOUT THIS PRICING SUPPLEMENT
SPECIFIC TERMS

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated December 22, 2006 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated December 21, 2006 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

SPECIFIC TERMS

Issuer: KfW	Title of Securities: USD $25,000,000 Floating Rate Callable Notes Due February 22, 2022

Aggregate Principal Amount: U.S. $25,000,000	Maturity Date: February 22, 2022

Original Issue Date: February 22, 2007	Initial Interest Rate: None

Interest Commencement Date: February 22, 2007	First Interest Payment Date: May 22, 2007

Final Redemption Price: 100.0%

Type of Floating Rate Note:
☑   Regular Floating Rate
Interest Rate Basis/Bases:
☑   LIBOR, as set forth below
LIBOR Reuters Screen Page: LIBOR01, or any successor page
☑   Other:
For each Interest Period commencing on or after the Interest Commencement Date to but excluding February 22, 2012: Interest will be calculated according to the following formula:
3-Month LIBOR + 1.0% P.A.
For each Interest Period commencing on or after February 22, 2012: Interest will be calculated according to the following formula:
(3-Month LIBOR + 1.0% P.A.) times (N/D)
as defined below.
Where:
“Interest Period” is the period from and including the Interest Commencement Date to but excluding the immediately following Interest Payment Date and thereafter any period from and including an Interest Payment Date to but excluding the next following Interest Payment Date.
“N” is, for each Interest Period commencing on or after February 22, 2012, the number of calendar days in such Interest Period for which 3-Month LIBOR REF is greater than or equal to 0.00% and less than or equal to 7.00%, subject to the Rate Cut-Off.
“D” is, for each Interest Period commencing on or after February 22, 2012, the total number of calendar days in each Interest Period.
“3-Month LIBOR” is, for any Interest Reset Date, the rate for deposits in U.S. Dollars for a period of three months that appears on Reuters page LIBOR01 as of 11:00 a.m. London time on the Interest Determination Date. If 3-Month LIBOR cannot be determined on an Interest Reset Date, the Calculation Agent will determine 3-Month LIBOR based on quotations from four major reference banks in the London interbank market, as described in the Prospectus, for deposits in U.S. dollars for a period of three months.
“3-Month LIBOR REF” is, for any day in an Interest Period, the rate for deposits in U.S. Dollars for a period of three months that appears on Reuters page LIBOR01 as of 11:00 a.m. London time on such day (subject to the Rate Cut-Off). If 3-Month LIBOR REF cannot be determined on any such day, the Calculation Agent will determine 3-Month LIBOR REF based on quotations from four major reference banks in the London interbank market, as described in the Prospectus, for deposits in U.S. dollars for a period of three months.

“Rate Cut-Off” means that (a) for each day in a Interest Period that is a Saturday, Sunday or a day which is not a London Business Day, 3-Month LIBOR REF will be 3-Month LIBOR REF in effect on the immediately preceding London Business Day, and (b) 3-Month LIBOR REF for each New York and London business day falling after the fifth New York and London Business Day immediately preceding the applicable Interest Payment Date (the “Rate Cut-Off Date”) up to but excluding the end of the same Interest Period will be 3-Month LIBOR REF in effect on the Rate Cut-Off Date.
“London Business Day” means any day except for Saturday, Sunday or a day on which commercial banks and foreign exchange markets settle payments and are open for general business in London.

Spread: 1.00%	Maximum Interest Rate: N.A.
Spread Multiplier: N.A.	Minimum Interest Rate: 0.00%
Index Maturity: N.A.
Interest Reset Period:

☐ daily	☐ weekly	☐ monthly
☑ quarterly	☐ semi-annually	☐ annually
Interest Reset Date(s): For the determination of 3-Month LIBOR: the first day of each Interest Reset Period.
Interest Determination Date(s): Two London Business Days prior to the applicable Interest Reset Date for the determination of 3-Month LIBOR.
Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions (unless otherwise specified) Fifth New York and London Business Day immediately preceding the applicable Interest Payment Date
Calculation Agent:
☑    Other: Lehman Brothers Special Financing Inc.
Interest Payment Date(s): The 22nd day of the following:
☑    Each February, May, August and November in each year, commencing May 22, 2007.
Redemption:    ☑ Yes       ☐ No
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): Each February 22nd and August 22nd, commencing February 22, 2012
Minimum Redemption Notice Period: 10 New York and London Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100.0%
Repayment    ☐ Yes       ☑ No
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S.$100,000
Exchange Rate Agent:
Original Issue Discount (“OID”) Note:    ☐ Yes       ☑ No
Day Count Fraction:    ☑    Other:
§3 (F) (3) of the Terms and Conditions shall be replaced as follows:
With respect to each Note, accrued interest is calculated by multiplying the principal amount of the Note by the interest rate applicable and the Day Count Fraction. For this purpose, “Day Count Fraction” means, in respect of any period of time from and including the first day of such period but excluding the last day of such period (the “Calculation Period”), the number of days in the Calculation Period divided by 360, the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (A) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (B) the last day of the Calculation Period is the last day of the month of February in which case the month of February shall not be considered to be lengthened to a 30-day month).
Business Day Convention (for Interest Payment Dates other than the Maturity Date):
As provided in §3(E) of the Conditions (unless otherwise specified:                ):
☑ Modified Following Business Day Convention, no adjustment of Interest
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

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